Exhibit 5.1

[WILLIAMS MULLEN LETTERHEAD]

Direct Dial: 804.420.6000

www.williamsmullen.com

February 28, 2014

NII International Telecom S.C.A.

65, boulevard Grand-Duchesse Charlotte

L-1331

Luxembourg

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, Virginia 20190

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by NII International Telecom S.C.A., a partnership limited by shares (société en commandite par actions) organized and established under the laws of Luxembourg (the “Company”), and NII Holdings, Inc., a Delaware corporation (the “Guarantor”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of (i) $900,000,000 aggregate principal amount of 11.375% Senior Notes due 2019 (the “11.375% Exchange Notes”), guaranteed by the Guarantor (the “11.375% Guarantees”), to be offered by the Company and the Guarantor in exchange (the “11.375% Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 11.375% Senior Notes due 2019, issued on February 19, 2013 and April 15, 2013, guaranteed by the Guarantor (the “11.375% Outstanding Notes”), and (ii) $700,000,000 aggregate principal amount of 7.875% Senior Notes due 2019 (the “7.875% Exchange Notes,” and, together with the 11.375% Exchange Notes, the “Exchange Notes”) guaranteed by the Guarantor (the “7.875% Guarantees,” and, together with the 11.375% Guarantees, the “Guarantees”), to be offered by the Company and the Guarantor in exchange (the “7.875% Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 7.875% Senior Notes due 2019, issued on May 23, 2013, guaranteed by the Guarantor (the “7.875% Outstanding Notes,” and, together with the 11.375% Outstanding Notes, the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us.

The 11.375% Exchange Notes and the related 11.375% Guarantees are to be issued under the existing indenture, dated as of February 19, 2013, and a supplemental indenture, dated as of April 15, 2013 (together, the “11.375% Indenture”), among the Company, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”). The 7.875% Exchange Notes and the related 7.875% Guarantees are to be issued under the existing indenture, dated as of May 23, 2013 (the “7.875% Indenture” and, together with the 11.375% Indenture, the “Indentures”), among the Company, the Guarantor and the Trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Williams Mullen Center | 200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218 williamsmullen.com

T 804.420.6000 F 804.420.6507 DC NC VA | A Professional Corporation

February 28, 2014

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indentures, (iii) certificates of public officials and of representatives of the Company and the Guarantor, and (iv) such corporate proceedings, records, and documents as we have considered necessary for the purposes of this opinion letter.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons who have executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that statements regarding matters of fact in certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We also have assumed that (i) the Company is validly existing and in good standing under the laws of Luxembourg and has all necessary power and authority to execute, deliver and perform its obligations under the Indentures and the Exchange Notes, (ii) the execution, delivery and performance of the Company’s obligations under the Indentures and the Exchange Notes have been duly authorized by all necessary action of the Company and do not violate the Company’s organizational documents or the laws of Luxembourg, (iii) the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligations of the Trustee, (iv) the Registration Statement will have become effective under the Act and the Indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and (v) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indentures and issued in exchange for the Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent or voluntary conveyance or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or a suit in equity), including the availability of equitable remedies, and (C) procedural requirements of law applicable to the exercise of creditors’ remedies,

2. Each Guarantee of the Guarantor, when issued, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent or voluntary conveyance or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or a suit in equity), including the availability of equitable remedies, and (C) procedural requirements of law applicable to the exercise of creditors’ remedies.

February 28, 2014

The opinions set forth above are limited in all respects to matters of the general contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case as in effect on the date hereof. Our opinions are expressed as of the date that the Exchange Notes are issued as contemplated by the Registration Statement, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN